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                                                                    Exhibit 23.5

Nam Tai Electronics, Inc.
McNamara Chambers P.O. Box 3342
Road Town, Tortola,
British Virgin Islands

Attn: Lorne Waldman
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      Corporate Secretary

Dear Sirs,

I am pleased to learn of that I have been nominated to be an independent director of Nam Tai Electronics, Inc. subject to shareholders approval at the annual shareholders meeting on June 10, 2003. I hereby accept the nomination and agree to act as a director of the Company if so elected.

I hereby consent to being named as a nominated director in the prospectus (the "Prospectus") constituting part of that certain Registration Statement on Form F-3 (the "Registration Statement") to be filed by Nam Tai Electronics, Inc. with the United States Securities and Exchange Commission and to all references to me in the Prospectus. I hereby further consent to your filing of this letter as an exhibit to the Registration Statement.

/s/ Lo Wing Yan, William
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February 28, 2003